Williams & Webster, P.S.
Certified Public Accountants & Business Consultants

September 30, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re: Blue Moon Investments, Inc.
Commission File Number 000-29021

Dear Sirs:

We are in agreement with the statements made by the above registrant in paragraphs one, two and four in its Form 8-K dated September 29, 2008. We have no means of confirming the information provided by the above registrant in paragraphs three and five.

Our independent auditor's report on the financial statements of Blue Moon Investments, Inc. for the years ended September 30, 2006 and September 30, 2007 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Blue Moon Investments, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington